TIX CORPORATION COMPLETES $17.8 MILLION PRIVATE PLACEMENT

STUDIO CITY, CA, September 27, 2007 /PRNewswire-FirstCall/ -- TIX CORPORATION (OTCBB: TIXC) (the "Company" and “TIX”), a leading ticketing company, providing ticket sales, ticket resale services, marketing and distribution of event tickets and exhibit merchandising, is pleased to announce the completion of the second and final closing under the financing previously announced on July 31, 2007. At the closing, TIX sold to institutional and accredited investors a total of approximately 3,745,000 shares of its common stock for a price of $4.75 per share. In total in the financing, TIX sold and raised approximately $17.8 million.

In connection with the sale, TIX also issued to the investors two-year warrants to purchase a total of approximately 1,870,000 shares of common stock at an exercise price of $5.50 per share.

The Company utilized the proceeds of this offering to fund the Asset Purchase of Exhibit Merchandising LLC, an Ohio limited liability company ("EM"), and the members of EM (the "Members"), for $11,450,000 in cash and 5,000,000 restricted shares of the Company's Common Stock. The Company also agreed to assume certain liabilities of EM. The closing of the acquisition occurred on August 8, 2007.

The remainder of the net proceeds from the financing will be used to augment TIX’s working capital, and for general corporate purposes. Tix may determine to use a portion of the net proceeds for the acquisition of complementary businesses, technologies or products, although it has no present commitments or agreements with respect to any such acquisitions.

Tix's Chairman and CEO Mitch Francis said, "We are exceptionally pleased with the positive response to our progress at TIX as reflected by the success of this financing. These funds represent a major step toward accomplishing our growth plans which include acquisitions of strategic revenue-generating businesses along with a dynamic expansion of our existing businesses.”

About Tix Corporation

Tix Corporation's wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at discounts up to 50% off the face value of the ticket, on the same day of the performance. The Company also offers two additional discount products at its Las Vegas facilities, Tix4Golf and Tix4Dinners. Tix4Golf offers 25% to 50% discounted reservations for golf tee times for many of the golf courses in Las Vegas and Tix4Dinners offers up to 50% off entrees at great Las Vegas restaurants and buffets. The Company's recent acquisition, Tix4AnyEvent.com, sells premium tickets to concerts, theater and sporting events throughout the country. Tix Corporation’s newest acquisition is Exhibit Merchandising, LLC, which is engaged in the business of branded product merchandise development and sales related to museum exhibits, including the King Tutankhamen and Real Pirates tours. Exhibit Merchandising sells themed souvenir memorabilia and collector’s items in specialty stores it operates for the duration of the tours’ presence at each museum.

About Tix4Tonight

Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include: the Hawaiian Marketplace at the South end of the Strip; the Fashion Show Mall in front of Neiman Marcus, directly across the street from the Wynn Resort at the middle of the Strip; at the North Strip, just South of the Riviera Hotel; a downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience; and will soon open its fifth facility located at the Showcase Mall, behind the giant Coke Bottle, next to the MGM Grand Hotel.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002